EXHIBIT 12
STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES - REAL ESTATE TRUST ONLY

-------------------------------------------------------------------------------------------------------------------

                                                               For the Twelve Months Ended September 30
                                                     --------------------------------------------------------------
(Dollars in thousands)                                  2001        2000        1999        1998          1997
---------------------------------------------------- ------------------------------------------------ -------------

FIXED CHARGES:
Interest and debt expense                               $ 51,203    $ 47,149    $ 40,546    $ 43,025      $ 40,845
Ground rent                                                   --          --          --          69           101
                                                     ------------ ----------- ----------- ----------- -------------
    Total fixed charges for ratio                       $ 51,203    $ 47,149    $ 40,546    $ 43,094      $ 40,946
                                                     ============ =========== =========== =========== =============

EARNINGS:
Operating income (loss)                                   $  541    $ (3,921)   $(10,291)   $(18,457)    $ (18,987)
Equity in earnings of unconsolidated entities             (8,314)     (7,711)     (5,360)     (1,918)       (4,150)
Distributions from unconsolidated entities                10,814      10,297       9,513       8,581         7,992
Capitalized interest                                        (569)     (1,175)       (961)       (208)          (26)
                                                     ------------ ----------- ----------- ----------- -------------
                                                           2,472      (2,510)     (7,099)    (12,002)      (15,171)
Total fixed charges for ratio                             51,203      47,149      40,546      43,094        40,946
                                                     ------------ ----------- ----------- ----------- -------------
    Total earnings for ratio                            $ 53,675    $ 44,639    $ 33,447    $ 31,092      $ 25,775
                                                     ============ =========== =========== =========== =============

RATIO OF EARNINGS TO FIXED CHARGES                       1.0 x    Less than 1 Less than 1 Less than 1  Less than 1
                                                     ============ =========== =========== =========== =============

Excess (deficiency) of available earnings
      to fixed charges                                   $ 2,472    $ (2,510)   $ (7,099)   $(12,002)    $ (15,171)
                                                     ============ =========== =========== =========== =============